Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ TO HOLD ANNUAL MEETING OF STOCKHOLDERS

Beverly Hills, Calif. - May 13, 2016 - Starz (NASDAQ: STRZA, STRZB) will be holding its Annual Meeting of Stockholders on Tuesday, June 14, 2016, at 12:00 PM PT at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048.  The record date for the meeting was 5:00 PM ET on April 15, 2016. At the meeting, Starz may make observations regarding the company's financial performance and outlook.

The meeting will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com.  The Starz Networks operating unit is home to the flagship STARZ® brand with 24.0 million subscribers in the United States as of March 31, 2016, with the STARZ ENCORESM network at 32.4 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital, and television licensing and sales.

# # #
Contact:

Courtnee Chun
Starz Investor Relations
(720) 875-5420
courtnee.chun@starz.com